Exhibit 10.26
February 17, 2023

Dear Kye,

Let’s make it official!

On behalf of Grindr LLC (the “Company”), I am pleased to offer you the position of Chief Accounting Officer, reporting directly to Vanna Krantz, CFO. We look forward to you starting your new role on March 27, 2023 from your home office in New York. This letter contains all of the terms and conditions of the Company’s offer of employment to you and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

Should you agree to accept this offer of “at will” employment, your salary and additional terms of employment shall be subject to the following:

a.Hours/ Compensation

i.Hours. This is a full-time exempt position. You will be expected to work a minimum 40 hours per week, Monday to Friday. Your hours and days of work are subject to change and you may be required to work additional or different hours from time to time to meet business needs. As an exempt employee, you will not be entitled to overtime.

ii.Compensation. Your annual base salary will be USD $325,000.00, which will be paid in accordance with Grindr’s established payroll schedule as revised from time-to-time, currently semi-monthly.

iii.Sign-on Bonus. Provided you accept this offer and commence employment on or before the Start Date, the Company will pay you a one-time signing bonus in the amount of USD $70,000.00 less deductions required by law (the “Signing Bonus”). This Signing Bonus will be paid on the first regularly scheduled payroll date after 30 days of employment commences. If you voluntarily resign from the Company within 1 year of your start date, you agree that you will be required to pay back the full amount of the Signing Bonus (including, without limitation, all amounts withheld from the Signing Bonus to satisfy applicable taxes and payroll deductions) within 30 days of the termination date.

iv.Performance Bonus. You will be eligible to participate in the company’s to-be-formulated 2023 Bonus Program. The bonus target for your position will be 35% of your annual base salary. Your actual bonus could be higher or lower, and it will be determined based on attainment of individual and company performance metrics as set forth in the Bonus Program.

v.Equity. As set forth more fully in the public filings with the SEC (see https://www.tiga-corp.com/sec-filings), Grindr has entered into a business combination agreement (the "Transaction"). In connection with the close of the Transaction, the Company will be launching a new equity incentive program that will provide for the grant of certain Restricted Stock Units ("RSUs") subject to the terms of our then-current equity incentive plan and an applicable award agreement. After Transaction close, we will recommend to the then-current Board of Directors of Grindr (in consultation with the to-be-formed Compensation Committee) that you receive 135,000 RSUs, 25% of which will vest 12 months after your start date with 6.25% vesting each quarter thereafter.

b.Benefits. You are eligible to participate in the Company’s employee benefits program effective the first day of employment. You will be responsible for all costs not covered under said policies, including, without limitation, deductibles, co-payments and costs for procedures, which are not authorized by the insurance carrier. The Company’s benefits may be modified, eliminated, or replaced with other bonus programs at any time in the Company’s sole discretion.

c.Other Obligations. You must be free to work for the Company without being in breach of any legally binding obligation which you owe to your current or any former employer or other third party. Accordingly, the Company expects you to honor any legal obligations which apply to you. You represent and warrant that your employment and the performance of your duties for the Company will not violate any agreement (including any non-competition or non-solicitation provision of any such agreement) between you and any other employer, corporation, partnership or other organization. You further acknowledge and agree that the Company has advised you that it is not interested in, and does not want, any confidential information, trade secrets, or other proprietary information that you may have developed or otherwise acquired in connection with any prior employment or business relationship. You represent that you have returned to your prior employer all of its property (including without limitation all confidential information, trade secrets, or other proprietary information) and will not use or disclose (and have not used or disclosed) to the Company or for the benefit of the Company any confidential information, trade secrets, or other proprietary information of any prior employer or third party.

d.At-Will Employment. Your employment with the Company will be “at will”. Your employment is for no specific term and either you or the Company may terminate your employment relationship with the Company at any time with or without cause or notice. If you decide to terminate your employment with the Company, however, we request that you provide advanced written notice of your last day of employment. The Company reserves the right to eliminate or change any term or condition of employment at any time with or without cause or notice. Specifically, the Company also has the discretion to rescind this offer letter up to the Start Date. However, the at-will nature of the employment can only be changed in writing executed by you and the President, on behalf of the Company.

Finally, this offer of employment is contingent on: 1) the outcome of acceptable reference checks; 2) a background check; 3) upon you providing the Company with legally required proof of your identity and current authorization to work in the United States; and 4) the execution of a Company arbitration agreement and non-disclosure agreement and any agreements that you may be required to sign in connection with any Company option granted to you.

All of us here at Grindr are excited for you to join the team and look forward to working with you.

If you accept this Offer of Employment, please sign by the end of business on February 21, 2023.

Sincerely,

/s/ George Arison
George Arison, Chief Executive Officer

February 17, 2023
Date

I have read and understand this offer letter and accept employment with the Company upon the terms set forth in this offer letter. Agreed and accepted:

/s/ Kye Chen
Kye Chen

February 21, 2023
Date